Exhibit 99.1

FOR:      NATHAN'S FAMOUS, INC.

COMPANY   Ronald G. DeVos, Vice President - Finance and CFO
CONTACT:  (516) 338-8500 ext. 229

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                         NATHAN'S FAMOUS, INC. ANNOUNCES
                 STOCK ACQUISITION PROGRAM FOR 1 MILLION SHARES

     Westbury, New York, October 7, 2002 Nathan's Famous, Inc.(NASDAQ:NATH) today announced that its Board of Directors has authorized the purchase of up to 1 million shares of its common stock on behalf of the Company. Purchases will be made from time to time, depending on market conditions, in open market or privately negotiated transactions, at prices deemed appropriate by management. There is no set time limit on the repurchases. On August 29, 2002, the Company completed a previous stock acquisition program covering 1 million shares.

     "The stock repurchase program reflects the Board of Director's belief that the current price of the Company's Common Stock continues to be undervalued" said Howard M. Lorber, Chairman of the Board and Chief Executive Officer. "This action underscores our belief that purchase of our stock continues to be an attractive investment for our Company and that it will help build shareholder value."

     Today Nathan's Famous, Inc. consists of 350 franchised or licensed units, 21 company- owned units and approximately 1,900 Nathan's Branded Product points of sale located in 41 states, the District of Columbia and 13 foreign countries featuring the Nathan's, Miami Subs and Kenny Rogers Roasters brands.

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions identify forward-looking statements, which are based on the belief of the Company's management, as well as assumptions made by and information currently available to the Company's management. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity; the regulatory and trade environment; and the risk factors reported from time to time in the Company's SEC reports.